Exhibit 99.1

Jerry Elliott to leave Virgin Media

London, England, May 19, 2009 – Virgin Media Inc. (Nasdaq: VMED) today announced that, due to family health reasons, Chief Financial Officer Jerry Elliott has resigned from the company, effective 31st May 2009.

A search for Jerry's replacement will begin shortly. In the interim, Rick Martin, Virgin Media's Treasurer, will lead the company's capital markets and treasury functions.  Robert Gale, Virgin Media's Controller, will act as our principal financial officer for purposes of financial reporting.  Other senior personnel will manage the company's commercial finance activities.

Virgin Media's CEO, Neil Berkett, commented: "Jerry was an outstanding addition to our company and we are very sorry to lose him but understand the circumstances.  We have reviewed the situation with Jerry and, with regret, we jointly agreed that it is unlikely to be resolved within a reasonable timeframe. He will therefore leave Virgin Media at the end of this month. We will be conducting an accelerated search for a new CFO and are confident that we will be able to secure another exceptional candidate."

Jerry Elliott also commented: "I am very disappointed and deeply regret that I will not be able to continue with Virgin Media. I firmly believe that the company has a solid foundation for growth and a great future. I am confident in the company's prospects and opportunities. I am grateful to Neil, the Board and the company for their kindness and compassion during this time and wish them much success."

Contacts

Investor Relations
Richard Williams	+44 (0)20 7299 5479/ richard.williams@virginmedia.co.uk
Vani Bassi	+44 (0)20 7299 5353/ vani.bassi@virginmedia.co.uk

Media
Tavistock:
Matt Ridsdale	020 7920 3150 / mridsdale@tavistock.co.uk
Simon Hudson	020 7920 3150 / shudson@tavistock.co.uk